Exhibit 10.1

Sales Contract

Contract Number:20220101

This contract has 4 pages

Party A: SUNFUN (CHINA) LTD

Party B: TOP WEALTH GROUP (INTERNATIONAL) LIMITED

After negotiation, both parties confirm the following contents and reach the following terms regarding the sale of caviar, and hereby sign this contract:

(I) Confirmation of sales contents

The name, model number, manufacturer, quantity, unit price and amount of the items purchased by Party A are listed below:

Product Name: Sturgeon x Beluga caviar

Country of origin: China

Specification: 2.8mm / 3.2mm

Quantity: 1500kg / 500kg

Price: HK$10000/20000 per kg

Requirement: Caviar with 2.8-3.2mm granules, no paste, no broken, no odor, in accordance with industry standard

Sales year: January 2022 - December 2022

Total amount (HKD): 25,000,000

Total amount: HKD Twenty five million only

(II) Party A must acknowledge the nature of the purchased goods, as for this type of product, it cannot be returned or exchanged for non-quality reasons

(III) Shelf life: The products quality shall remain intact for a 12-month period after Party A receives them, on which the products are unopened and keep at a temperature of 18 degrees Celsius.

(IV), the delivery method

1. Delivery method: once a month delivery to the door.

2. Delivery location: Hong Kong area / domestic

3. Delivery time: specified by Party A

(V) Payment time: Payment on delivery.

(VI) The payment method: cheque (cash), bank transfer or cash to pay the full amount of the loan.

Account Name: TOP WEALTH GROUP (INTERNATIONAL) LIMITED

Account Number: 012-916-0-082923-8

Account Opening Bank: Bank Of China Hong Kong Branch

(VII) Quality standards, packaging requirements

1. The goods provided by Party B shall comply with the quality standards promulgated by the state and relevant departments. If Party A finds that the goods provided by Party B incur quality problems, Party B shall submit written comments within 3 working days and Party B shall reply within 2 working days after receiving the comments. Due to the special nature of the products, Party B will not accept any non-product quality issues for return or exchange requests.

2. Party B shall carry out appropriate packaging for the products according to the characteristics of the products, including foam boxes and ice bags, to ensure the quality and freshness of the products in transit. If the product is damaged or incur quality issues in transit due to imperfect packaging, Party B will bear the full responsibility. Party A has to count the quantity of the purchased goods upon receiving the goods, and any quantity problem must be raised within 2 hours upon receiving the products.

(VIII) Party B’s rights and obligations

(1) Party B’s rights

1. Party B has the right to know and supervise Party A in regard to the operation of distribution areas (referring to the agreement products).

2. In the event that there is a breach of contract by party A, Party A may be held directly liable for financial and legal responsibilities and have its agency rights revoked.

(2) Party B’s obligations

1. Party B needs to review all the publicity materials by Party A, in order to ensure compliance with the law.

2. Party B has the responsibility to provide Party A with inspection reports, production approvals, enterprise licenses and other relevant legal documents required for the products sold.

3. The products provided by Party B shall meet the relevant quality standards and the acceptance standards shall be based on the quality inspection report provided by Party B. Party B shall be responsible for the quality problems caused by the production of products (excluding the quality problems caused by improper storage or transportation by Party A) and the disputes arising therefrom, and shall resolve them in a timely manner.

4. In order to maintain the normal development ecology of the market, each time the agreement is renewed, the rate of price increase shall not be higher than 15%.

5. Party B shall strictly fulfil the other obligations stipulated in this Agreement. (IX) Party A’s rights and obligations

(1) Party A’s rights

1. In compliance with this agreement, Party A has the right to operate independently in the area specified in the agreement.

2. In case of Party B’s breach of this agreement, Party B may be held directly liable for financial and legal responsibilities.

3. Party A shall be deemed as meeting the necessary conditions for renewal of the sales contract for the next year if it achieves a sales growth rate of not less than 10%. (2) Party A’s obligations

1. Party A must comply with national laws and regulations, conduct legal business, and shall be solely responsible for any violation or illegal activities that may arise in the market, which has no relation to Party B. Party A’s customers are limited to end-users only. The management of special products must comply with relevant laws and regulations.

2. Party A is responsible for maintaining Party B’s corporate image, shall not conduct anything that may damage Party B’s image, and not to use the relevant documents provided by Party B for other activities unrelated to the sale of Party B’s products.

3. Party A shall sell in the prescribed distribution area, any breach such as crossregional sales will be treated as unauthorized distribution and shall compensate Party B for financial losses caused by this breach.

4. Party A has the responsibility to keep the confidentiality of the information related to Party B’s product condition, business operation, sales and marketing strategies, and other relevant information.

5. Party A shall strictly fulfil other obligations as stipulated in this Agreement.

6. In order to maintain Party B’s market pricing system, Party A can only sell according to the agreed channels.

7. Party A shall comply with laws and regulations when conducting promotional activities and submit promotional materials to Party B for review.

(X) Breach of contract obligations.

1. If Party B fails to perform in accordance with Article 4 of this contract, Party B shall compensate Party A at the rate of 0.001% of the price of each delivery per day for the delay of each day of late delivery.

2. If Party A fails to perform in accordance with the content of Article 5 and 6 of this contract, Party A shall compensate Party B at 0.001% of the contract price for each day of overdue.

3. If Party A is unable to receive the goods in a timely manner due to reasons attributable to Party A, Party A shall be responsible for the storage and preservation costs incurred by Party B. Party A shall also bear all the losses resulting from the quality deterioration of the products caused by Party A’s storage issues.

4. Both parties shall promptly inform each other of the reasons for not being able to fulfil the contract in time due to force majeure, and after obtaining relevant proof, both parties shall negotiate and bear part of the breach of contract as appropriate.

5. If a dispute arises between Party A and B in regards to the contract, it should be resolved through friendly consultation first, and if no agreement can be reached, legal action can be taken in accordance with the jurisdiction of Hong Kong court. The breaching party shall bear all costs (including but not limited to attorney’s fees, litigation fees, security fees, appraisal fees, travel expenses) incurred to recover losses for the affected party in order to protect the latter’s rights and interests.

(XI) Other: This contract is made in duplicate, with each party holding one copy. It shall come into effect upon the signatures and seals by both parties. If there are any other matters not covered by this contract, the parties shall negotiate and resolve them in accordance with relevant laws and regulations.

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Party A (stamp)	/s/ SUNFUN (CHINA) LTD [Corporate stamp of SUNFUN (CHINA) LTD]	Party B (stamp)	/s/ TOP WEALTH GROUP (INTERNATIONAL) LIMITED [Corporate stamp of TOP WEALTH GROUP (INTERNATIONAL) LIMITED]
Contract person:	Tsoi Siu Lam	Contact person:	Chong Yik Chung
Address:	Flat E, Floor 8, Golden Bear Industrial Centre, Chai Wan Kok Street 66-82, Tsuen Wan, Hong Kong	Address:	Room 3203, Chinachem Century Tower, Gloucester Road 178, Wanchai, Hong Kong
Telephone no.:	2357 0288	Telephone no.:	9130 9684
Date:	30 / 12 / 2021	Date:	29 / 12 / 2021